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Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
BeiGene AUS PTY LTD.	Australia
BeiGene (Hong Kong) Co., Limited	Hong Kong
BeiGene USA, Inc.	United States
BeiGene 101	Cayman Islands
BeiGene (Suzhou) Co., Limited	People's Republic of China
BeiGene (Beijing) Co., Limited	People's Republic of China
BeiGene (Shanghai) Co., Limited	People's Republic of China
BeiGene Biologics Co., Limited	People's Republic of China
BeiGene Guangzhou Biologics Manufacturing Co., Ltd.	People's Republic of China

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  Exhibit 21.1
Subsidiaries